Exhibit 99.1

FULTON FINANCIAL
CORPORATION

FOR IMMEDIATE RELEASE
Media Contact: Laura J. Wakeley (717) 291-2616
Investor Contact: Jason Weber (717) 327-2394

Fulton Financial reports 2016 earnings

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Diluted earnings per share for the fourth quarter of 2016 were 24 cents, unchanged from the third quarter of 2016 and a two cent, or 9.1 percent, increase from the fourth quarter of 2015. For the year ended December 31, 2016, diluted earnings per share were 93 cents, a 9.4 percent increase from 85 cents reported in 2015. Pre-provision net revenue of $55.8 million for the fourth quarter of 2016 decreased 5.1 percent from the third quarter of 2016, mainly due to higher expenses. For the year, pre-provision net revenue was $218.9 million, or 10.4% higher than 2015.

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Net interest income for the fourth quarter of 2016 increased $1.7 million, or 1.3 percent, compared to the third quarter of 2016, while the net interest margin increased one basis point to 3.15 percent. For the year ended December 31, 2016, net interest income increased $20.8 million, or 4.2 percent, compared to 2015, while the net interest margin decreased three basis points to 3.18 percent.

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Loans at December 31, 2016 increased $308.0 million, or 2.1 percent, compared to September 30, 2016 and $860.7 million, or 6.2 percent, compared to December 31, 2015. Average loans for the fourth quarter of 2016 increased 1.9 percent and 6.0 percent, compared to the third quarter of 2016 and the fourth quarter of 2015, respectively. For the year ended December 31, 2016, average loans increased $797.1 million, or 6.0 percent, compared to 2015.

•	Deposits at December 31, 2016 increased $60.4 million, or 0.4 percent, compared to
September 30, 2016 and $880.5 million, or 6.2 percent, compared to December 31, 2015. Average deposits for the fourth quarter of 2016 increased 2.1 percent and 5.8 percent, compared to the third quarter of 2016 and the fourth quarter of 2015, respectively. For the year ended December 31, 2016, average deposits increased $838.4 million, or 6.1 percent, compared to 2015.

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The provision for credit losses in the fourth quarter of 2016 was $5.0 million, compared to a $4.1 million provision in the third quarter of 2016 and a $2.8 million provision in the fourth quarter of 2015. For the year ended December 31, 2016, the provision for credit losses was $13.2 million, an increase of $10.9 million from 2015.

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Non-interest income, excluding investment securities gains, increased $3.1 million, or 6.4 percent, in comparison to the third quarter of 2016, and increased $6.2 million, or 13.7 percent, in comparison to the fourth quarter of 2015. For the year ended December 31, 2016, noninterest income, excluding investment securities gains, increased $14.9 million, or 8.6 percent, compared to 2015.

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Non-interest expense increased $7.8 million, or 6.5 percent, compared to the third quarter of 2016 and increased $9.2 million, or 7.8 percent, compared to the fourth quarter of 2015. For the year ended December 31, 2016, noninterest expense increased $15.0 million, or 3.2%, compared to 2015, excluding the $5.6 million loss on redemption of trust preferred securities.

(January 17, 2017) - Lancaster, PA - Fulton Financial Corporation (NASDAQ:FULT) reported net income of $42.2 million, or 24 cents per diluted share, for the fourth quarter of 2016, and net income of $161.6 million, or 93 cents per diluted share, for 2016.

“2016 marked another year of continued progress in strengthening our banking franchise” said E. Philip Wenger, Chairman, President and CEO. “We continued to invest in revenue producing talent while containing costs that enabled us to generate meaningful positive operating leverage and better than 9 percent year-over-year earnings per share growth.”

Net Interest Income and Margin
Net interest income for the fourth quarter of 2016 increased $1.7 million, or 1.3 percent, from the third quarter of 2016. Net interest margin increased one basis point, or 0.3 percent, to 3.15 percent in the fourth quarter of 2016, from 3.14 percent in the third quarter of 2016. Both the average yield on interest-earning assets and the average cost of interest-bearing liabilities decreased one basis point during the fourth quarter of 2016 in comparison to the third quarter of 2016.
For the year ended December 31, 2016, net interest income increased $20.8 million, or 4.2 percent, from 2015. Net interest margin decreased three basis points, or 0.9 percent, to 3.18 percent. The average yield on interest-earnings assets decreased seven basis points and the average cost of interest-bearing liabilities decreased four basis points from 2015.

Average Balance Sheet

Total average assets for the fourth quarter of 2016 were $18.8 billion, an increase of $168.9 million from the third quarter of 2016. Average loans, net of unearned income, increased $263.6 million, or 1.9 percent, in comparison to the third quarter of 2016. Average loans and yields, by type, for the fourth quarter of 2016 in comparison to the third quarter of 2016, are summarized in the following table:

	Three Months Ended				Increase (decrease)
	December 31, 2016		September 30, 2016		in Balance
	Balance	Yield (1)	Balance	Yield (1)	$	%
	(dollars in thousands)
Average Loans, net of unearned income, by type:
Real estate - commercial mortgage	$5,828,313	3.90%	$5,670,888	3.99%	$157,425	2.8%
Commercial - industrial, financial, and agricultural	4,081,498	3.74%	4,066,275	3.76%	15,223	0.4%
Real estate - home equity	1,633,668	4.05%	1,640,913	4.08%	(7,245)	(0.4)%
Real estate - residential mortgage	1,572,895	3.75%	1,503,209	3.76%	69,686	4.6%
Real estate - construction	845,528	3.78%	837,920	3.76%	7,608	0.9%
Consumer	289,864	5.25%	281,517	5.31%	8,347	3.0%
Leasing and other	224,050	5.41%	211,528	4.74%	12,522	5.9%
Total Average Loans, net of unearned income	$14,475,816	3.90%	$14,212,250	3.93%	$263,566	1.9%

(1) Presented on a tax-equivalent basis using a 35% Federal tax rate and statutory interest expense disallowances.

For the year ended December 31, 2016, average loans increased $797.1 million, or 6.0 percent, in comparison to 2015.

Total average liabilities increased $156.8 million, or 1.0 percent, from the third quarter of 2016, including a $316.3 million, or 2.1 percent, increase in average deposits. Average deposits and interest rates, by type, for the fourth quarter of 2016 in comparison to the third quarter of 2016, are summarized in the following table:

	Three Months Ended				Increase (decrease)
	December 31, 2016		September 30, 2016		in Balance
	Balance	Rate	Balance	Rate	$	%
	(dollars in thousands)
Average Deposits, by type:
Noninterest-bearing demand	$4,331,894	—%	$4,227,639	—%	$104,255	2.5%
Interest-bearing demand	3,714,391	0.21%	3,602,448	0.19%	111,943	3.1%
Savings deposits	4,216,090	0.21%	4,078,942	0.20%	137,148	3.4%
Total average demand and savings	12,262,375	0.14%	11,909,029	0.13%	353,346	3.0%
Time deposits	2,777,203	1.09%	2,814,258	1.07%	(37,055)	(1.3)%
Total Average Deposits	$15,039,578	0.31%	$14,723,287	0.31%	$316,291	2.1%

For the year ended December 31, 2016, average deposits increased $838.4 million, or 6.1 percent, in comparison to 2015.

Asset Quality
Non-performing assets were $144.5 million, or 0.76 percent of total assets, at December 31, 2016, compared to $150.1 million, or 0.80 percent of total assets, at September 30, 2016 and $155.9 million, or 0.87 percent of total assets, at December 31, 2015.
Annualized net recoveries for the quarter ended December 31, 2016 were 0.03 percent of total average loans, compared to net charge-offs of 0.11 percent for the quarter ended September 30, 2016 and 0.02 percent for the quarter ended December 31, 2015. The allowance for credit losses as a percentage of non-performing loans was 130.2 percent at December 31, 2016, compared to 119.6 percent at September 30, 2016 and 118.4 percent at December 31, 2015.
During the fourth quarter of 2016, the Corporation recorded a $5.0 million provision for credit losses, compared to a $4.1 million provision for credit losses in the third quarter of 2016.

Non-interest Income
Non-interest income, excluding investment securities gains, increased $3.1 million, or 6.4 percent, in comparison to the third quarter of 2016. Mortgage banking income increased $2.4 million, or 53.7 percent. As a result of increasing interest rates, in the fourth quarter, a favorable $1.7 million adjustment was recorded to reduce the valuation allowance for mortgage servicing rights (MSR). This compares to a $1.3 million MSR impairment charge recorded in the prior quarter. Other increases in non-interest income were realized in Small Business Administration loan sale gains and debit card income, partially offset by decreases in commercial loan interest rate swap fees and merchant fee income.
For the year ended December 31, 2016, non-interest income, excluding investment securities gains, increased $14.9 million, or 8.6 percent, in comparison to 2015. This increase was primarily driven by increases in commercial loan interest rate swap fees, investment management and trust services income, mortgage banking income and merchant fees.
Gains on sales of investment securities increased $1.5 million in comparison to the third quarter of 2016. For the year ended December 31, 2016, gains on sales of investment securities decreased $6.5 million compared to 2015.

Non-interest Expense
Non-interest expense increased $7.8 million, or 6.5 percent, in the fourth quarter of 2016, compared to the third quarter of 2016. This increase was driven by a number of discrete items in the quarter, including $2.0 million of additional compensation awarded to employees who do not participate in an incentive compensation plan, approximately $730,000 of software costs supporting our infrastructure, and $1.8 million of write downs primarily related to a branch closure and the reconfiguration of a building that is part of the Corporation’s long-term facilities plan.
For the year ended December 31, 2016, non-interest expense increased $15.0 million, or 3.2 percent, compared to 2015, excluding the loss on redemption of trust preferred securities. This increase was primarily due to higher salaries and benefits, software expenses, partially offset by decreases in other outside services, equipment expense, FDIC insurance and ORE expenses.

Income Taxes
Income taxes decreased $3.0 million, or 22.9%, in the fourth quarter of 2016, compared to the third quarter of 2016. The effective tax rate for the fourth quarter of 2016 was 19.5%, compared to 24.2% for the third quarter of 2016. This decrease largely resulted from an increase in net tax credits earned on community development investments.

About Fulton Financial
Fulton Financial Corporation is a Lancaster, Pennsylvania-based financial holding company that has banking offices in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through the following affiliates, headquartered as indicated: Fulton Bank, N.A., Lancaster, PA; Swineford National Bank, Middleburg, PA; Lafayette Ambassador Bank, Bethlehem, PA; FNB Bank, N.A., Danville, PA; Fulton Bank of New Jersey, Mt. Laurel, NJ; and The Columbia Bank, Columbia, MD.
The Corporation’s investment management and trust services are offered at all banks through Fulton Financial Advisors, a division of Fulton Bank, N.A. Residential mortgage lending is offered by all banks under the Fulton Mortgage Company brand.
Additional information on Fulton Financial Corporation is available on the Internet at
www.fult.com.

Safe Harbor Statement
This news release may contain forward-looking statements with respect to the
Corporation’s financial condition, results of operations and business. Do not unduly rely on forward-looking statements. Forward-looking statements can be identified by the use of words such as "may," "should," "will," "could," "estimates," "predicts," "potential," "continue," "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions which are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, some of which are beyond the Corporation's control and ability to predict, that could cause actual results to differ materially from those expressed in the forward-looking statements.
A discussion of certain risks and uncertainties affecting the Corporation, and some of the factors that could cause the Corporation's actual results to differ materially from those described in the forward-looking statements, can be found in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2015 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016, which have been filed with the Securities and Exchange Commission and are available in the Investor Relations section of the Corporation's website (www.fult.com) and on the Securities and Exchange Commission's website (www.sec.gov). The Corporation undertakes no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

The Corporation uses certain non-GAAP financial measures in this earnings release. These non-GAAP financial measures are reconciled to the most comparable GAAP measures in tables at the end of this release.